Exhibit 99.1

FOR IMMEDIATE RELEASE

Mountain High Acquisitions Corp. Pivots its Focus to Hemp Industry, Signs Binding Letter of Intent with California-based CBD company

(SCOTTSDALE, AZ) January 8, 2020 – MOUNTAIN HIGH ACQUISITIONS CORP. (OTCQB: MYHI), announces it has signed a binding letter of intent to acquire GPS Associates, LLC a California based company engaged in the formulation, manufacture and sale of CBD products under the retail brand name “Zen Drops” and to its white label customers. Closing of the acquisition is subject to due diligence, MYHI Board approval, and completion of definitive agreements—all of which are expected to occur within the next 45 days.

“Now is the time to be focused on the Hemp space,” said MYHI CEO Alan Smith. “In the past 12 months we have seen several key indicators that have compelled us to pivot from our previous focus on providing resources to licensed operators in the cannabis space to operating directly in the hemp industry.”

“With the 2018 Farm Bill hemp became a legal agricultural commodity in the U.S. In the last quarter of 2019, the Department of Agriculture released its guidelines for regulating this new crop and shortly thereafter banking restrictions on hemp companies were eased by federal and state banking regulators. All of this momentum, combined with the tremendous market interest in hemp-derived CBD globally, makes us confident that this is the right decision for MYHI. We’re now positioning the company to pursue current opportunities in the hemp industry while remaining poised for coming opportunities in a future federally-legal cannabis industry.”

About GPS

GPS is a privately owned California company engaged in the formulation, manufacture and sale of CBD products primarily under their own retail brand “Zen Drops” and for its white label customers. The company operates from a cGMP facility located in Santa Ana, Calif. The company’s team of professionals includes physiologists, chemists, herbalists and botanists with a commitment to using organic, raw herbs in combination with organic CBD to produce the purest, most effective end products. For more information visit www.zen-drops.com.

About MYHI

Mountain High Acquisitions Corp. (OTCQB: MYHI) is a holding company focused on the acquisition and development of businesses and other assets within the hemp industry. www.mountainhighac.com

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